[LOGO] MINEROS S.A.
1-33183 Medellin,
September 18, 2008

Mr. TOMAS W. LOUGH
(Delegate) Legal Representative
Compania Minera de Caldas S.A.
Medellin, Colombia

Esteemed Thomas:

In reply to your letter of last September 16, we inform you that we are prepared to move the closing date to next October 31, 2008 solely if the following conditions are accepted:

1. That the bank guarantee is extended until November 15, 2008. The certificate of extension must be delivered to us no later than 3 business days before the actual expiration of the guarantee.
2. That the money that we receive as earnest money is regarded as a penalty and withdrawal exclusively in favor of the sellers, meaning that in the event of non-fulfillment the sellers may withdraw from the agreement and retain the earnest money as compensation for injury.
3. That until the closing date is reached, the sellers’ compliance with paragraph one of number 3.11 of the purchase/sale of shares agreement concerning their obligations for management of Mineros Nacionales S.A. is suspended, without affecting the general obligations of maintenance and conservation that legally apply for the sellers in this case.

If these conditions are accepted, we are prepared to maintain our last offer to receive, in compliance with the closing of the transaction, an amount that is not less than 18 million dollars and that the balance of the price be paid with the time-period, guarantee and interest terms that we offered in our letter dated last September 3rd.

If we do not receive a written reply accepting the wording of this proposal within the next 3 business days, we will understand that it has not been accepted and, therefore, we will go forward with the contractual and legal actions at our disposal with regard to the earnest money, the bank guarantee and everything else pertaining to them.

I am sending you this proposal on behalf of myself and the other sellers.

Sincerely,
[signature]
Beatriz E. Uribe R.
General Manager

Cra. 43A No. 14-109 Ed. Nova Tempo Piso 6 – A.A. 51763
Telephone: (574) 266 57 57 –Fax: (574) 268 28 58
E-mail: gerencia@mineros.com.co – Medellin - Colombia

CIA. MINERA [LOGO] DE CALDAS S.A.
PROFOUNDLY RESPONSIBLE

Medellin, September 22, 2008

Dr.
BEATRIZ URIBE R.
General Manager
Mineros S.A.
Medellin

Esteemed Beatriz:

I have received your letter number 33183 dated last September 18 and I appreciate your and the other sellers’ understanding in agreeing to extend the closing date of the transaction concerning Mineros Nacionales S.A. shares to October 31, 2008.

Since it is our Company’s desire to complete the transaction, we accept the wording of the letter referred to above and the conditions contained therein.

Lastly, I wish to reiterate that the difficulties in reaching the closing date have been outside the will of the buyer and totally attributable to the deterioration of the financial market situation during the days that have passed while awaiting the decision of the Office of the Superintendent of Industry and Commerce.

Cordially,
[signature]
THOMAS W. LOUGH
Delegate Legal Representative
Compania Minera de Caldas S.A.

MEDELLIN / ANTIOQUIA: CARRERA 34 No. 5G 86/ P: (574) 268 7515/ F: (574) 268 7480
MANIZALES / CALDAS: CARRERA 24 No. 22 * 02 ED. PLAZA CENTRO OP: 501 /P: (576) 873 0931
MARMATO / CALDAS: HACIENDA PLANCHAO / P. (576) 859 8108 / (576) 859 8081
W W W . M I N E R A D E C A L D A S . C O M